Exhibit 99.1
Vir Biotechnology Provides Corporate Update and Reports First Quarter 2026 Financial Results
– Global strategic collaboration with Astellas to advance PSMA-targeted, PRO-XTEN® dual-masked T-cell engager (TCE) VIR-5500 closed and first patient dosed in Phase 1 dose-expansion cohorts in patients with late-line metastatic prostate cancer
– Company will present complete Week 96 Phase 2 SOLSTICE data on its combination regimen for chronic hepatitis delta (CHD) at the European Association for the Study of the Liver (EASL) Congress
– Strong financial position with $809.3 million in cash and investments as of March 31, 2026, excluding $315 million combined Astellas upfront payment1 and equity investment to be received in the second quarter of 2026
– Conference call scheduled for May 6, 2026, at 4:30 p.m. ET / 1:30 p.m. PT
SAN FRANCISCO, May 6, 2026 – Vir Biotechnology, Inc. (Nasdaq: VIR), today provided a corporate update and reported financial results for the first quarter ended March 31, 2026. “Vir Bio delivered incredible momentum during the first quarter with positive, new VIR-5500 Phase 1 data and execution of a global agreement with Astellas in prostate cancer. The closing of our collaboration with Astellas in April has ignited the next stage of development work, bolstering our ability to move faster and think bigger together,” said Marianne De Backer, Chief Executive Officer of Vir Biotechnology. “We also announced promising updated Phase 2 data on our combination regimen in CHD and will be presenting complete Week 96 data at the EASL Congress later this month. CHD is the most severe form of hepatitis. We believe our well-tolerated combination regimen is uniquely positioned to change the standard of care, bringing together robust efficacy with the potential for self-administration at home with once monthly subcutaneous dosing.”
Pipeline Programs
Chronic Hepatitis Delta (CHD)
•The Company will present additional data from the Phase 2 SOLSTICE trial evaluating the combination of tobevibart and elebsiran for CHD at the EASL Congress taking place May 27-30, 2026.
•Earlier this year, the Company reported Phase 2 SOLSTICE data showing that the monthly combination of tobevibart and elebsiran was highly efficacious and well-tolerated. Undetectable hepatitis delta virus RNA (HDV RNA Target Not Detected, TND) was achieved and maintained by 77% (24/31) of participants receiving the combination regimen at Week 72. This rate increased to 88% (21/24) in the subset of participants evaluated through Week 96.
•Topline data from the Phase 3 ECLIPSE 1 trial are expected in the fourth quarter of 2026.
•Topline data from the ECLIPSE 2 and ECLIPSE 3 trials are expected in the first quarter of 2027.
Solid Tumors
VIR-5500
•The Company closed its global strategic collaboration with Astellas to advance PSMA-targeted, PRO-XTEN® dual-masked TCE VIR-5500 for the treatment of prostate cancer.
•The first patient was dosed in the Phase 1 dose-expansion cohorts evaluating the safety, pharmacokinetics and preliminary efficacy of VIR-5500 in prostate cancer. The first expansion cohort will evaluate VIR-5500 monotherapy in Q3W 800/2000/3500 µg/kg step-up dosing in late-line metastatic castration-resistant prostate cancer (mCRPC). The Company anticipates initiating pivotal Phase 3 trials in 2027.

•Positive updated Phase 1 data for VIR-5500 monotherapy showed dose-dependent anti-tumor activity and a well-tolerated safety profile in patients with mCRPC. The data were presented in an oral presentation at the 2026 American Society of Clinical Oncology (ASCO) Genitourinary Cancers Symposium.
VIR-5818
•Phase 1 dose-escalation of VIR-5818, a HER2-targeted PRO-XTEN® dual-masked TCE, in combination with pembrolizumab continues, with response data expected in the second half of 2026.
VIR-5525
•The Phase 1 study of VIR-5525, an EGFR-targeted PRO-XTEN® dual-masked TCE, continues enrollment as expected.
Preclinical Pipeline Candidates
•The Company is currently progressing a number of PRO-XTEN® masked TCEs in preclinical studies directed at clinically validated targets with potential applications across a variety of solid tumors, including lung, colorectal and bladder.
Corporate Update
•The Company completed a follow-on public offering of common stock with gross proceeds of $172.5 million, before deducting underwriting discounts and commissions and offering expenses.

First Quarter 2026 Financial Results
Cash, Cash Equivalents and Investments: As of March 31, 2026, the Company had $809.3 million in cash, cash equivalents and investments, representing an increase of approximately $27.7 million during the first quarter of 2026. During the first quarter of 2026, the Company completed a public offering of its common stock with gross proceeds of $172.5 million, before deducting underwriting discounts and commissions and offering expenses.
Research and Development (R&D) Expenses : R&D expenses for the first quarter of 2026 were $108.9 million, which included $6.0 million of non-cash stock-based compensation expense, compared to $118.6 million for the same period in 2025, which included $7.0 million of non-cash stock-based compensation expense. The decrease was primarily driven by a $30.0 million expense in the first quarter of 2025 in connection with signing the restated Alnylam agreement, partially offset by higher CHD contract manufacturing costs associated with process performance qualification batches in preparation for commercialization, and to a lesser extent, higher clinical expenses from the progression of both our CHD and oncology programs in the first quarter of 2026.
Selling, General and Administrative (SG&A) Expenses: SG&A expenses for the first quarter of 2026 were $23.3 million, which included $6.1 million of non-cash stock-based compensation expense, compared to $23.9 million for the same period in 2025, which included $7.1 million of non-cash stock-based compensation expense.
Net Loss: Net loss for the first quarter of 2026 was $125.7 million, or $0.85 per share, basic and diluted, compared to a net loss of $121.0 million, or $0.88 per share, basic and diluted for the same period in 2025.
2026 Financial Guidance
Based on our current operating plans, including the net effects of the Astellas global collaboration, the Astellas equity investment and the completion of the recent equity financing, the Company expects its cash, cash equivalents and investments to fund operations into the second half of 2028.
Conference Call
Vir Biotechnology will host its first quarter 2026 financial results conference call at 4:30 p.m. ET / 1:30 p.m. PT today. A live webcast will be available at https://investors.vir.bio and will be archived for 30 days.

About the ECLIPSE Registrational Program
ECLIPSE is a registrational program to evaluate the safety and efficacy of tobevibart in combination with elebsiran in patients with chronic hepatitis delta (CHD). ECLIPSE includes three randomized, controlled trials designed to evaluate the combination therapy in comparison to deferred treatment or bulevirtide. ECLIPSE 1 (NCT06903338) is a Phase 3 trial evaluating the safety and efficacy of tobevibart in combination with elebsiran compared to deferred treatment in the U.S. or other regions where bulevirtide use is limited. ECLIPSE 2 (NCT07128550) is a Phase 3 trial evaluating the efficacy and safety of switching to tobevibart and elebsiran in people with CHD who have not achieved viral suppression with bulevirtide therapy. ECLIPSE 1 and 2 are designed to provide the registrational efficacy and safety data needed for potential submission to global regulatory agencies. ECLIPSE 3 (NCT07142811) is a Phase 2b head-to-head trial evaluating combination tobevibart and elebsiran compared with bulevirtide in bulevirtide-naïve patients, and it is designed to provide important supportive data to help establish access and reimbursement in key markets.
About Tobevibart and Elebsiran
Tobevibart is an investigational broadly neutralizing monoclonal antibody (mAb) targeting the hepatitis B surface antigen (HBsAg). It is designed to inhibit the entry of hepatitis B and hepatitis delta viruses into hepatocytes and to reduce the level of circulating viral and subviral particles in the blood. Tobevibart was identified using Vir Biotechnology’s proprietary mAb discovery platform. The Fc domain has been engineered to increase immune engagement and clearance of HBsAg immune complexes and incorporates Xencor’s Xtend™ technology to extend half-life. Tobevibart is administered subcutaneously, and it is currently in clinical development for the treatment of patients with chronic hepatitis delta.
Elebsiran is an investigational hepatitis B virus-targeting small interfering ribonucleic acid (siRNA) licensed from Alnylam Pharmaceuticals, Inc. It is designed to degrade hepatitis B virus RNA transcripts and limit the production of HBsAg. Current data indicate that it has the potential to have direct antiviral activity against hepatitis B virus and hepatitis delta virus. Elebsiran is administered subcutaneously, and it is currently in clinical development for the treatment of patients with chronic hepatitis delta.
About Chronic Hepatitis Delta (CHD)
CHD is the most severe form of chronic viral hepatitis2 and was recently classified as carcinogenic by the International Agency for Research on Cancer.3 People living with the disease rapidly progress to cirrhosis, liver failure4 and liver-related death.2 There are currently no approved treatments in the U.S., and options are limited in the European Union and globally.
About VIR-5500, VIR-5818 and VIR-5525
VIR-5500, VIR-5818 and VIR-5525 are investigational, clinical candidates currently being evaluated for the treatment of solid tumors. These assets leverage the universal PRO-XTEN® masking technology and target PSMA, HER2 and EGFR, respectively.
TCEs are powerful anti-tumor agents that can direct the immune system, specifically T-cells, to destroy cancer cells. The universal PRO-XTEN® masking technology is designed to keep the TCEs inactive (or masked) until they reach the tumor microenvironment, where tumor-specific proteases cleave off the mask and activate the TCEs, leading to killing of cancer cells by T-cells. By confining the activity to the tumor microenvironment, we aim to circumvent the traditionally high toxicity associated with TCEs and increase their efficacy and tolerability. Additionally, the mask is designed to help drug candidates stay in the bloodstream longer in their inactive form, allowing them to better reach the site of action and potentially allowing less frequent dosing regimens for patients and clinicians.

About Advanced Prostate Cancer
Prostate cancer remains a significant global health burden, representing the second leading cause of cancer-related mortality in men behind lung cancer.5 While diagnostic and therapeutic advances like androgen-directed therapy can improve outcomes in earlier settings, most patients ultimately relapse and develop metastatic hormone sensitive prostate cancer (mHSPC).6 mHSPC is characterized by its responsiveness to intensified hormonal interventions designed to reduce androgen levels or block their action. The majority of these patients eventually progress to metastatic castration-resistant prostate cancer (mCRPC).7 This stage is associated with poor clinical outcomes, including limited durability of existing therapies, with a 5-year survival rate of approximately 30%.8 There is a critical need for safer, more effective, and precisely targeted therapies capable of improving long term disease control and quality of life across the prostate cancer continuum.
About Vir Biotechnology, Inc.
Vir Biotechnology, Inc. is a clinical-stage biopharmaceutical company focused on powering the immune system to transform lives by discovering and developing medicines for serious infectious diseases and cancer. Its clinical-stage portfolio includes programs for chronic hepatitis delta and multiple PRO-XTEN® dual-masked T-cell engagers across validated targets in solid tumor indications. Vir Biotechnology also has a preclinical portfolio of programs across a range of infectious diseases and oncologic malignancies. Vir Biotechnology routinely posts information that may be important to investors on its website.
Footnotes and references:
1 Under the terms of Vir Biotechnology's licensing agreement with Sanofi, we will share with Sanofi 20% of certain future collaboration proceeds from the Astellas collaboration agreement.
2 National Institute of Diabetes and Digestive and Kidney Diseases. Hepatitis D. NIDDK. Published November 2024. Accessed September 2025. Hepatitis D - NIDDK (nih.gov).
3 Karagas, Margaret R et al., “Carcinogenicity of hepatitis D virus, human cytomegalovirus, and Merkel cell polyomavirus” The Lancet Oncology, vol. 26, no. 8 (2025): 994 – 995. doi: 10.1016/S1470-2045(25)00403-6.
4 Center for Disease Control and Prevention. Hepatitis D FAQs. CDC. Published March 2020. Accessed September 2025. What is Hepatitis D - FAQ | CDC.
5 Kratzer TB, et. al. “Prostate cancer statistics, 2025.” CA Cancer J Clin. vol. 75 no. 6 (2025): 485-497. doi:10.3322/caac.70028.
6 Bernard-Terrier A & Beltran H. “Exploring the biology of metastatic hormone-sensitive prostate cancer: on the road to precision medicine.” J Clin Invest. vol. 136 no. 3 (2026):e200920. doi: 10.1172/JCI200920.
7 Leith A, et. al. “Real-World Treatment Patterns in Metastatic Castration-Resistant Prostate Cancer Across Europe (France, Germany, Italy, Spain, and the United Kingdom) and Japan.” Adv Ther. vol. 39 (2022): 2236-2255. doi: 10.1007/s12325-022-02073-w.
8 Huo, X et al. “Predicting Survival in Metastatic Castration-Resistant Prostate Cancer Patients: Development of a Prognostic Nomogram.” Studies in health technology and informatics vol. 323 (2025): 164-168. doi:10.3233/SHTI250070.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “should,” “could,” “may,” “might,” “will,” “plan,” “potential,” “aim,” “expect,” “anticipate,” “promising” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements regarding: Vir Biotechnology’s cash balance and anticipated runway; Vir Biotechnology’s collaboration with Astellas, including potential payments to be made to Vir Biotechnology under such collaboration; Vir Biotechnology’s future financial and operating results and its expectations related thereto, including Vir Biotechnology’s financial guidance; the therapeutic and commercial potential of Vir Biotechnology's CHD program, as well as Vir Biotechnology's strategy, plans and expectations related thereto; the therapeutic and commercial potential of VIR-5500 and the other assets in Vir Biotechnology's oncology solid tumor clinical portfolio, preclinical pipeline and the PRO-XTEN® masking technology, as well as Vir Biotechnology's strategy, plans and expectations related thereto; the potential of and Vir Biotechnology’s expectations for its other pipeline programs; Vir Biotechnology’s plans and expectations for its clinical development programs, including protocols for and enrollment into ongoing and planned clinical studies, potential partnering opportunities, and data readouts and presentations, as well as anticipated timelines; the potential benefits, safety and efficacy of Vir Biotechnology’s investigational therapies; and any assumptions underlying any of the foregoing. Many factors may cause differences between current expectations and actual results, including, without limitation: unexpected safety or efficacy data or results observed during clinical studies or in data readouts, including the occurrence of adverse safety events; risks of unexpected costs, delays or other unexpected hurdles; the timing and amount of Vir Biotechnology’s actual operating expenses, as determined in accordance with U.S. Generally Accepted Accounting Principles; difficulties in collaborating with other companies, some of whom may be competitors of Vir Biotechnology or otherwise have divergent interests, and uncertainty as to whether the benefits of Vir Biotechnology’s various collaborations can ultimately be achieved in the amounts and on the timeline Vir Biotechnology expects; challenges in accessing manufacturing capacity; clinical site activation rates or clinical enrollment rates that are lower than expected; the timing and outcome of Vir Biotechnology’s planned interactions with regulatory authorities, as well as general difficulties in obtaining any necessary regulatory approvals; successful development and/or commercialization of alternative product candidates by Vir Biotechnology’s competitors, as well as changes in expected or existing competition; Vir Biotechnology’s use of AI and machine learning in its efforts to engineer next-generation proteins and in other research and development efforts; geopolitical changes or other external factors; and unexpected litigation or other disputes. In light of these risks and uncertainties, the events or circumstances referred to in the forward-looking statements may not occur. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical studies may not be indicative of full results or results from later-stage or larger-scale clinical studies and do not ensure regulatory approval. The actual results may vary from the anticipated results, and the variations may be material. You are cautioned not to place undue reliance on any scientific data presented or these forward-looking statements, which are based on Vir Biotechnology’s available information, expectations and assumptions as of the date of this press release. Other factors that may cause Vir Biotechnology’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Vir Biotechnology’s filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, Vir Biotechnology assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Vir Biotechnology has exclusive rights to the universal PRO-XTEN® masking platform for oncology and infectious disease. PRO-XTEN® is a trademark of Amunix Pharmaceuticals, Inc., a Sanofi company.

VIR BIOTECHNOLOGY, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	March 31, 2026	December 31, 2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$274,161	$232,185
Short-term investments	196,277	228,753
Restricted cash and cash equivalents, current	1,925	1,922
Equity investments	5,861	6,077
Prepaid expenses and other current assets	44,761	45,143
Total current assets	522,985	514,080
Intangible assets, net	7,777	7,850
Goodwill	16,937	16,937
Property and equipment, net	53,158	55,620
Operating right-of-use assets	60,760	62,099
Restricted cash and cash equivalents, noncurrent	6,956	6,963
Long-term investments	332,970	314,575
Other assets	24,042	24,699
TOTAL ASSETS	$1,025,585	$1,002,823
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,445	$9,803
Accrued and other liabilities	68,113	83,012
Total current liabilities	73,558	92,815
Operating lease liabilities, noncurrent	86,635	89,054
Contingent consideration obligation, noncurrent	33,210	34,100
Other long-term liabilities	19,417	21,578
TOTAL LIABILITIES	212,820	237,547
Commitments and contingencies (Note 7)
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of March 31, 2026 and December 31, 2025; no shares issued and outstanding as of March 31, 2026 and December 31, 2025	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized as of March 31, 2026 and December 31, 2025; 161,234,058 and 139,474,954 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	16	14
Additional paid-in capital	2,139,698	1,965,090
Accumulated other comprehensive loss	(3,483)	(2,057)
Accumulated deficit	(1,323,466)	(1,197,771)
TOTAL STOCKHOLDERS’ EQUITY	812,765	765,276
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,025,585	$1,002,823

VIR BIOTECHNOLOGY, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Revenues:
License and collaboration revenue	$(41)	$(70)
Grant revenue	12	1,238
Other revenue	—	1,864
Total revenues	(29)	3,032
Operating expenses:
Research and development	108,922	118,645
Selling, general and administrative	23,339	23,944
Restructuring, long-lived assets impairment and related charges, net	—	(10)
Total operating expenses	132,261	142,579
Loss from operations	(132,290)	(139,547)
Other income:
Change in fair value of equity investments	(170)	6,382
Interest income	7,189	12,288
Other expense, net	(254)	(72)
Total other income	6,765	18,598
Loss before provision for income taxes	(125,525)	(120,949)
Provision for income taxes	(170)	(16)
Net loss	$(125,695)	$(120,965)
Net loss per share, basic and diluted	$(0.85)	$(0.88)
Weighted-average shares outstanding, basic and diluted	147,356,811	137,468,900
Media Contact
Caren Scannell
Director, Communications
cscannell@vir.bio
Investor Contact
Kiki Patel, PharmD
Head of Investor Relations
kpatel@vir.bio